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Exhibit 10.3

SERVICES AGREEMENT

        This Services Agreement (this "Agreement") is entered into effective as of June 7, 2004 (the "Effective Date") by and between Liberty Media International, Inc., a Delaware corporation (the "Company"), and UnitedGlobalCom, Inc., a Delaware corporation ("Provider").

Recitals

        A.    The Company commenced business as an independent publicly-traded company on the date hereof following the distribution of the Company's stock by its sole stockholder Liberty Media Corporation ("LMC") to LMC's stockholders (the "Spin-Off"). The Company owns and operates certain subscription television, telecommunications, television programming and other related businesses outside of the United States of America (the "Company Business"). The Company and Provider agree that it is in their mutual best interests for Provider to perform certain services for the Company in connection with the Company Business and for the Company to compensate Provider for the performance of such services.

        B.    The parties desire to set forth in this Agreement the services to be performed by Provider and the basis upon which Provider will be compensated by the Company.

Agreement

        For good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be bound legally, agree as follows:

SECTION 1    SERVICES TO BE PROVIDED

        1.1.    Engagement.    The Company engages Provider to provide to the Company the services set forth in Section 1.2 in connection with the Company Business, and Provider accepts such engagement, subject to and upon the terms and conditions of this Agreement. In addition, certain services will be provided by the Company to Provider, as set forth in Section 1.4.

        1.2.    Services to be Provided by Provider.    Provider will provide the following services for employees of the Company and employees of Liberty Media International Holdings, LLC ("LMINT") during the term of this Agreement:

          ()     With respect to persons employed by the Company and by LMINT following the Spin-Off who are employed in the U.S. ("U.S. Employees"), enrollment in and coverage under each of Provider's employee benefit plans (including, without limitation, each employee welfare benefit plan and each employee pension benefit plan) to the same extent as similarly situated U.S. employees of Provider according to the terms of such plans, employee benefit administration, payroll services (including all withholding obligations), tax reporting, workers' compensation administration and all other services typically performed by Provider's accounting, benefits and tax department personnel for similarly situated employees of Provider; provided, however, that nothing in this paragraph will be interpreted to cause the Company's employees or LMINT's employees to be treated as common-law employees of Provider. As of the date of this Agreement, the employee benefit plans of Provider which will be available to U.S. Employees include:

      (i)
      UnitedGlobalCom, Inc. 401(k) Savings and Stock Ownership Plan (the "UGC 401(k) Plan");

      (ii)
      Employee Health Plan (self-insured medical coverage, including pharmacy benefits);

      (iii)
      Group Dental Plan;

      (iv)
      Group Life and Accidental Death and Dismemberment Insurance;

      (v)
      Group Short Term Disability;

      (vi)
      Group Long Term Disability;

      (vii)
      Group Long Term Care Insurance;

      (viii)
      Vision Service Plan; and

      (ix)
      Flexible Spending Accounts (dependent care and medical expense reimbursements).

          (a)   Except as provided in Section 1.2(c) below, with respect to persons employed by the Company and LMINT following the Spin-Off who are employed outside of the U.S. ("Ex-Pats"), enrollment in and coverage under those Provider's employee benefit plans that are listed below, to the same extent as similarly situated non-U.S. employees of Provider according to the terms of such plans, employee benefit administration, payroll services (including all withholding obligations, COLA's and foreign exchange matters), tax reporting, workers' compensation administration and all other services typically performed by Provider's accounting, benefits and tax department personnel for similarly situated employees of Provider; provided, however, that nothing in this paragraph will be interpreted to cause the Company's employees or LMINT's employees to be treated as common-law employees of Provider. As of the date of this Agreement, the employee benefit plans of Provider which will be available to Ex-Pats will include:

      (i)
      UGC 401(k) Plan;

      (ii)
      Group Life and Accidental Death and Dismemberment Insurance;

      (iii)
      Group Short Term Disability;

      (iv)
      Group Long Term Disability;

      (v)
      Group Long Term Care Insurance (not available for third country nationals); and

      (vi)
      Flexible Spending Accounts (dependent care and medical expense reimbursements).

          (b)   Notwithstanding Section 1.2(b) above, the Company will retain responsibility for providing the following services to Ex-Pats:

      (i)
      Employee Health Plan (insured medical coverage under Cigna, including vision and dental);

      (ii)
      Contract management;

      (iii)
      Relocation;

      (iv)
      Benefits administration to the extent the Company is providing benefits to the Ex-Pats;

      (v)
      Liaising with KPMG in regard to international assignees (tax equalization issues and non-cash compensation issues), including settlement and payment of all tax equalizations;

      (vi)
      Home leave arrangements;

      (vii)
      Travel and conferences in the U.S.;

      (viii)
      Vendor selection for Ex-Pat matters;

      (ix)
      Repatriation;

      (x)
      International contractors; and

      (xi)
      Special projects.

          (c)   Such other services as the Company and Provider mutually agree to be necessary or desirable from time to time during the term of this Agreement.

        1.3.    Commencement of Provider's Services.    Notwithstanding any other provision of this Agreement, the Provider will commence all payroll and payroll related services, as provided above, on June 7, 2004. Coverage under the Provider's welfare benefit plans, as provided above, will commence on July 1, 2004, and coverage under the UGC 401(k) Plan will commence on June 7, 2004.

        1.4.    Services to be Provided by Company.    The Company will make available to Provider on a nonexclusive basis personnel to provide services typically performed by the Company's tax and accounting departments as may be requested by Provider (upon reasonable notice) from time to time. Provider acknowledges that the employees of the Company performing services for Provider ("Non-Exclusive Employees") also will be performing services for the Company and may be performing services for other affiliates of the Company. Provider also acknowledges that the Company may elect, in its discretion, to utilize the services of persons available to the Company under agreements with third parties rather than employees of the Company to perform the services for Provider from time to time, and that such other persons will be included within the definition of Non-Exclusive Employees under this Agreement, where applicable. Provider acknowledges that the Company will have the right to terminate the employment of (or use of the services of) any Non-Exclusive Employee at any time.

        1.5.    Books and Records.    Provider and the Company will maintain complete books and records in accordance with good business practices with respect to their provision of services pursuant to this Agreement, including records supporting the allocation of costs and expenses pursuant to Section 2. Provider and the Company will give the other party and its duly authorized representatives, agents and attorneys access to all such books and records during regular business hours upon reasonable advance notice.

SECTION 2    REIMBURSEMENT OF COSTS AND EXPENSES

        2.1.    Allocated Expenses for Provider Services.    For the services provided by Provider under this Agreement, the Company will pay to Provider the following amounts:

          (a)   An annual fee equal to $20,000; plus

          (b)   Reimbursement of the Company's allocable share of Provider's direct out-of-pocket costs for the administration of each employee welfare benefit plan, including:

      (i)
      amounts paid to a third party administrator for administrative costs;

      (ii)
      the employer's portion of any insurance premiums paid for insured welfare benefits;

      (iii)
      the employer's portion of any contributions toward coverage under any self-insured employee welfare benefit plan;

      (iv)
      the cost of claims under the Health Plan; and

      (v)
      premiums for stop-loss coverage under the Health Plan; plus

          (c)   Reimbursement of the Company's allocable share of Provider's direct out-of-pocket costs paid to a third party for the administration of the UGC 401(k) Plan; plus

          (d)   Reimbursement of the employer matching contributions and other employer contributions to the UGC 401(k) Plan made on behalf of the Company and LMINT employees.

          (e)   With respect to payroll amounts, which will include worker's compensation premiums and claim amounts and unemployment insurance premiums and claim amounts, the Company will establish separate bank account(s) for Company employees and LMINT employees, which accounts will be funded by the Company on a bi-weekly basis for the next succeeding pay period with the amounts due for payroll amounts for Company and LMINT employees, and the Provider will have access to such accounts for the purposes of directing payments to employees and deducting required withholding amounts for remittance to applicable governmental agencies; provided, however, that payments for worker's compensation premiums and unemployment insurance premiums will be paid from such accounts by check by the Company, as directed by the Provider.

        2.2.    Determination of Company's Share of Costs    The Company's share of Provider's costs under Section 2.1 will be determined as follows:

          (a)   For amounts paid to a third party for the administration of any employee welfare benefit plan under Section 2.1(b)(i) above, the actual amount paid by the Provider for each covered Company and LMINT employee;

          (b)   For the employer's portion of any insurance premiums paid for insured welfare benefits and the employer's portion of any contributions toward coverage under any self-insured employee welfare benefit plan under Sections 2.1(b)(ii) and (iii) above, the actual amount paid by the Provider for each covered Company and LMINT employee;

          (c)   For the cost of claims under the Health Plan and the cost of reimbursements under any flexible spending accounts under Section 2.1(b)(iv) above, the actual amount paid by the Provider for each covered Company and LMINT employee;

          (d)   For premiums for stop-loss coverage under Section 2.1(b)(v) above, the actual amount paid by the Provider for each covered Company and LMINT employee;

          (e)   For the costs paid to a third party for the administration of the UGC 401(k) Plan under Section 2.1(c) above, the Company Percentage of those amounts; and

          (f)    For the employer matching contributions and other employer contributions to the UGC 401(k) Plan under Section 2.1(d) above, the actual amount paid by the Provider for each covered Company and LMINT employee.

          (g)   The "Company Percentage" is a fraction, the numerator of which will be the number of Company employees and LMINT employees covered under the applicable employee benefit plan as of the last day of each month, and the denominator of which will be the total number of Company, LMINT, and Provider employees covered under such plan as of such date.

          (h)   For 2004, the annual fee set forth in Section 2.1(a) will be prorated for the number of full calendar months this Agreement is in effect, counting June as one full calendar month.

        2.3.    Allocated Expenses for Company Services    Provider will pay the Company for the services of the Non-Exclusive Employees based on an allocated portion of the personnel costs and expenses that are incurred by the Company (including pursuant to services agreements with third parties) with respect to the Non-Exclusive Employees providing such services (the "Allocated Employee Expenses"). Such personnel costs and expenses will be based on 115% of the annual wage or base salary of the applicable Non-Exclusive Employee (the "Annual Employee Expense") and will be allocated to Provider on the basis of either an hourly rate (determined by dividing the Annual Employee Expense by 2,080) for the number of hours of service provided by the Non-Exclusive Employee or the anticipated percentage of usage of the services of the Non-Exclusive Employee, as agreed by the Company and Provider in connection with any request for services. The Company and Provider will review and evaluate the Allocated Employee Expenses for reasonableness semi-annually and will negotiate in good faith to reach agreement on any appropriate adjustment to such Allocated Employee

Expenses based on such review and evaluation, including agreeing on the appropriate effective date (which may be retroactive) of such adjustment, to take into account changes in the Annual Employee Expense and in hours or percentage of usage.

        2.4.    Payment Procedures.

          (a)   Any payment to be made by the Company to the Provider pursuant to Section 2.2 will be paid by the Company to the Provider within 30 days after receipt by the Company of any invoice therefore, by wire or interbank transfer of funds or in such other manner specified by the Provider to the Company. The Provider will invoice the Company monthly for services provided by the Provider under Section 2.1 during the preceding calendar month. Any invoice or statement pursuant to this Section 2.4(a) will be accompanied by supporting documentation in reasonable detail with respect to the actual costs or expenses incurred by the Provider for which the Provider is entitled to payment. Each invoice will provide details regarding the breakdown of costs between the Company employees and LMINT employees.

          (b)   Any payment to be made by the Provider to the Company pursuant to Section 2.3 will be paid by the Provider to the Company within 30 days after receipt by the Provider of any invoice therefore, by wire or interbank transfer of funds or in such other manner specified by the Company to the Provider. The Company will invoice the Provider monthly for services provided by the Company under Section 2.3 during the preceding calendar month. Any invoice or statement pursuant to this Section 2.4(b) will be accompanied by supporting documentation in reasonable detail with respect to the actual costs or expenses incurred by the Company for which the Company is entitled to payment.

SECTION 3    TERM

        3.1.    Term Generally.    The term of this Agreement will commence on the Effective Date and will continue until December 31, 2004. This Agreement will be renewed automatically for one-year periods thereafter, unless earlier terminated under Section 3.3 (the "Term").

        3.2.    Certain Services Discontinued.    At any time during the Term, upon at least 180 days' prior notice by the Provider to the Company or 30 days' prior notice by the Company to the Provider, either Provider or the Company may elect to discontinue some or all of the services described in Section 1.2 and 1.4. In such event, the Provider's or Company's obligation to provide any services that have been discontinued pursuant to this Section 3.2, and the Company's or the Provider's obligation to compensate the other party for any such services will cease as of the end of such 180-day period or 30-day period, as the case may be, or such later date as may be specified in the notice, and this Agreement will remain in effect with respect to any services that have not been so discontinued. Each party will remain liable to the other for any required payment or performance accrued prior to the effective date of discontinuance of any service or termination of this Agreement in its entirety.

        3.3.    Termination.    This Agreement will be terminated in the following events:

          (a)   at any time upon at least 30 days' prior notice by the Company to Provider;

          (b)   at any time upon at least 180 days' prior notice by Provider to the Company;

          (c)   immediately upon notice (or at any time specified in such notice) by the Provider to the Company if a Bankruptcy Event occurs with respect to Company;

          (d)   immediately upon notice (or at any time specified in such notice) by the Company to Provider if a Bankruptcy Event occurs with respect to Provider; or

          (e)   immediately upon the occurrence of a Change in Control with respect to Provider (but termination of this Agreement will occur only with respect to services performed for employees of LMINT if only LMINT ceases to be a controlled group member with the Provider) and the

  Company agrees to provide the Provider with at least 30 days' prior written notice of any Change in Control.

        For purposes of this Section 3.3, a "Change in Control" will be deemed to have occurred, with respect to the Provider, if a merger, consolidation, binding share exchange, acquisition, disposition, or similar transaction (each, a "Transaction"), or series of related Transactions, occurs, as a result of which the Provider and the Company or LMINT no longer are members of the same controlled group of corporations or the same controlled group of trades or businesses, as such terms are defined in Sections 414(b) and (c) of the Internal Revenue Code of 1986, as amended (the "Code") (which would occur if the Company does not hold, directly or indirectly, 80% or more of the total value of all classes of stock of the Provider or LMINT or 80% or more of the combined voting power of all classes of stock entitled to vote of the Provider or LMINT outstanding immediately prior thereto).

        For purposes of this Section 3.3, a "Bankruptcy Event" will be deemed to have occurred with respect to the Company or Provider, as the case may be, upon the Company's or Provider's (as applicable) insolvency, general assignment for the benefit of creditors, the voluntary commencement by the Company or Provider (as applicable) of any case, proceeding, or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution, or consolidation of the Company's or Provider's (as applicable) debts under any law relating to bankruptcy, insolvency, or reorganization, or relief of debtors, or seeking appointment of a receiver, trustee, custodian, or other similar official for the Company or Provider (as applicable) or for all or any substantial part of the Company's or Provider's (as applicable) assets (each, a "Bankruptcy Proceeding"), or the involuntary filing against the Company or Provider (as applicable) of any Bankruptcy Proceeding that is not stayed within 60 days after such filing.

SECTION 4    EMPLOYEES

        Notwithstanding the services provided by Provider under this Agreement, the parties acknowledge and agree that the Company and LMINT are and will remain the employer of all employees for which Provider provides benefits and administrative services under this Agreement and, subject to the provisions of this Agreement, will be responsible for the employment and training of all Company employees and for the payment of salaries, wages and other compensation payable to all Company and LMINT employees. All Company and LMINT employees will be entitled to participate in Provider's employee benefit plans to the same extent as similarly situated employees of Provider performing services in connection with Provider's business. Provider will be responsible for the payment of all federal, state and local withholding taxes on the U.S. compensation of all Company and LMINT employees and other U.S. employment-related taxes as agent of the Company and LMINT, subject to reimbursement by the Company in accordance with Section 2. The Company agrees to cooperate with Provider to facilitate Provider's compliance with applicable federal, state and local laws, rules, regulations and ordinances applicable to the provision of U.S. benefits to Company employees by Provider under this Agreement.

SECTION 5    REPRESENTATIONS AND WARRANTIES

        5.1.    Representations and Warranties of Provider.    Provider represents and warrants to the Company as follows:

          (a)   Provider is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          (b)   Provider has the corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement.

          (c)   Provider is under no contractual or other legal obligation that materially interferes with its full, prompt and complete performance under this Agreement.

          (d)   The individual executing this Agreement on behalf of Provider has the authority to do so.

        5.2.    Representations and Warranties of the Company.    The Company represents and warrants to Provider as follows:

          (a)   The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          (b)   The Company has the corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement.

          (c)   The Company is under no contractual or other legal obligation that materially interferes with its full, prompt and complete performance under this Agreement.

          (d)   The individual executing this Agreement on behalf of the Company has the authority to do so.

          (e)   The Company, LMINT and the Provider are members of the same controlled group of corporations or the same controlled group of trades or businesses, as such terms are defined in Sections 414(b) and (c) of the Code.

SECTION 6    INDEMNIFICATION

        6.1.    Indemnification by Provider.    Provider will indemnify, defend, and hold harmless the Company, its Affiliates (but excluding the Provider), and each of their respective officers, directors, shareholders, members, partners, and employees, and the successors and assigns of any of them (collectively, the "Company Indemnitees"), from and against any and all claims, judgments, liabilities, losses, costs, damages, or expenses, including reasonable counsel fees, disbursements, and court costs ("Losses"), that any Company Indemnitee may suffer arising from or out of, or relating to, (a) any breach by Provider of its obligations under this Agreement, (b) the negligence, willful misconduct, fraud, or bad faith of Provider in performing its obligations under this Agreement, or (c) any act or omission of the Company in providing the services of the Non-Exclusive Employees to be provided by the Company pursuant to this Agreement (except to the extent such Losses arise from or relate to any breach by the Company of its obligations under this Agreement or are attributable to the negligence, willful misconduct, fraud or bad faith of the Company in performing its obligations under this Agreement).

        6.2.    Indemnification by the Company.    The Company will indemnify, defend, and hold harmless the Provider, its Affiliates (but excluding the Company), and each of their respective officers, directors, shareholders, members, partners, and employees, and the successors and assigns of any of them (collectively, the "Provider Indemnitees"), from and against any and all claims, judgments, liabilities, losses, costs, damages, or expenses, including reasonable counsel fees, disbursements, and court costs ("Losses"), that any Provider Indemnitee may suffer arising from or out of, or relating to, (a) any breach by the Company of its obligations under this Agreement, (b) the negligence, willful misconduct, fraud, or bad faith of Company in performing its obligations under this Agreement, or (c) any act or omission of Provider in providing the services to be provided by Provider pursuant to this Agreement (except to the extent such Losses arise from or relate to any breach by Provider of its obligations under this Agreement or are attributable to the negligence, willful misconduct, fraud or bad faith of Provider in performing its obligations under this Agreement)

        6.3.    Indemnification Procedures.

          (a)   In connection with any indemnification provided for in this Section 6, the party seeking indemnification (the "Indemnitee") will give the party from which indemnification is sought (the "Indemnitor") prompt notice whenever it comes to the Indemnitee's attention that the Indemnitee has suffered or incurred, or may suffer or incur, any Losses for which it is entitled to indemnification under this Section 6, and, when known, the facts constituting the basis for such claim (in reasonable detail). Failure by the Indemnitee to so notify the Indemnitor will not relieve the Indemnitor of any liability under this Agreement except to the extent that such failure prejudices the Indemnitor in any material respect.

          (b)   After receipt of a notice pursuant to Section 6.3(a), the Indemnitor will be entitled, if it so elects, to take control of the defense and investigation with respect to such claim and to employ and engage attorneys reasonably satisfactory to the Indemnitee to handle and defend such claim, at the Indemnitor's cost, risk, and expense, upon written notice to the Indemnitee of such election, which notice acknowledges the Indemnitor's obligation to provide indemnification under this Agreement. The Indemnitor will not settle any third-party claim that is the subject of indemnification without the written consent of the Indemnitee, which consent will not be unreasonably withheld, delayed or conditioned; provided, however, that the Indemnitor may settle a claim without the Indemnitee's consent if such settlement (i) makes no admission or acknowledgment of liability or culpability with respect to the Indemnitee, (ii) includes a complete release of the Indemnitee, and (iii) does not require the Indemnitee to make any payment not covered by indemnification by the Indemnitor hereunder or forego or take any action. The Indemnitee will cooperate in all reasonable respects with the Indemnitor and its attorneys in the investigation, trial, and defense of any lawsuit or action with respect to such claim and any appeal arising therefrom (including the filing in the Indemnitee's name of appropriate cross claims and counterclaims). The Indemnitee may, at its own cost, participate in any investigation, trial, and defense of such lawsuit or action controlled by the Indemnitor and any appeal arising therefrom. If there are one or more legal defenses available to the Indemnitee that conflict with those available to, or that are not available to, the Indemnitor, the Indemnitee will have the right, at the expense of the Indemnitor, to engage separate counsel reasonably acceptable to the Indemnitor and to participate in the defense of the lawsuit or action.

          (c)   If, after receipt of a notice pursuant to Section 6.3(a), the Indemnitor does not undertake to defend any such claim, the Indemnitee may, but will have no obligation to, contest any lawsuit or action with respect to such claim, and the Indemnitor will be bound by the result obtained with respect thereto by the Indemnitee. The Indemnitee may not settle any lawsuit or action with respect to which the Indemnitee is entitled to indemnification hereunder without the consent of the Indemnitor, which consent will not be unreasonably withheld, delayed, or conditioned.

          (d)   At any time after the commencement of defense of any lawsuit or action, the Indemnitor may request the Indemnitee to agree in writing to the abandonment of such contest or to the payment or compromise by the Indemnitor of such claim, whereupon such action will be taken unless the Indemnitee determines that the contest should be continued and so notifies the Indemnitor in writing within 15 days of such request from the Indemnitor. Any request from the Indemnitor that any contest be abandoned will specify the amount that the other party or parties to the contested claim have agreed to accept in payment or compromise of the claim. If the Indemnitee determines that the contest should be continued, the Indemnitor will be liable under this Agreement only to the extent of the lesser of (i) the amount that the other party or parties to the contested claim had agreed to accept in payment or compromise as of the time the Indemnitor made its request therefor to the Indemnitee, as specified in the Indemnitor's request, or (ii) the amount for which the Indemnitor may be liable with respect to such claim by reason of the provisions of this Agreement.

        6.4.    Limitation on Liability.    In no event will any Indemnitor be liable to any Indemnitee for any indirect, special, incidental, or consequential damages with respect to any matter relating to this Agreement.

        6.5.    Survival.    The terms and conditions of this Section 6 will survive the expiration or termination of this Agreement, regardless of the reason for such expiration or termination.

SECTION 7    MISCELLANEOUS

        7.1.    Entire Agreement; Severability.    This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof. Each provision hereof will be considered severable. If for any reason any provision of this Agreement is determined to be invalid or unenforceable, such invalidity or unenforceability will not impair the operation of or affect the enforceability of the other provisions of this Agreement, and the remainder of this Agreement will continue in full force and effect.

        7.2.    Notices.    All notices and other communications under this Agreement will be given in writing and will be deemed to have been duly given when delivered in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

If to Provider:	4643 South Ulster Street, Suite #1300 Denver, CO 80237
	Attention:	Legal Department
	Telecopy:	(303) 220-3117
If to the Company:	12300 Liberty Boulevard Englewood, CO 80112
	Attention:	Elizabeth Markowski, Esq.
	Telecopy:	(720) 875-5858

or to such other address as the party has previously furnished to the other in writing in the manner set forth above. Any notice or communication delivered in person will be deemed effective on delivery. Any notice or communication sent by telecopy will be deemed effective when confirmed. Any notice or communication sent by registered or certified mail, return receipt requested, will be deemed effective when received, as evidenced by the return receipt.

        7.3.    GOVERNING LAW.    THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER PRINCIPLES OF CONFLICTS OF LAWS APPLICABLE THERETO.

        7.4.    Rules of Construction.    The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Words used in this Agreement, regardless of the gender and number specifically used, will be deemed and construed to include any other gender, masculine, feminine or neuter, and any other number, singular or plural, as the context requires. As used in this Agreement, the word "including" is not limiting, and the word "or" is not exclusive.

        7.5.    Parties in Interest.    This Agreement will be binding on and inure solely to the benefit of each party to this Agreement, and nothing in this Agreement, express or implied, is intended to confer upon any other person or entity any rights or remedies of any nature whatsoever under or by reason of this Agreement.

        7.6.    Counterparts.    This Agreement may be executed in counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same agreement.

        7.7.    Payment of Expenses.    Except as otherwise expressly provided in this Agreement, each of the parties to this Agreement will bear its own expenses, including the fees of any attorneys and accountants engaged by such party, in connection with the negotiation and performance of this Agreement.

        7.8.    No Personal Liability.    This Agreement will not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect member, manager or shareholder of either party to this Agreement or any officer, director, employee, agent, representative or investor of either party, or of any member, manager or shareholder of either party, to this Agreement.

        7.9.    Binding Effect; Assignment.    This Agreement will inure to the benefit of and be binding on the parties to this Agreement and their respective legal representatives, successors and permitted assigns. This Agreement may not be assigned by either party, except that either party may assign its rights and delegate its duties under this Agreement to any person or entity that acquires substantially all the assets of such party (by merger, operation of law or otherwise) and Provider may delegate duties hereunder to one or more of its wholly-owned subsidiaries.

        7.10.    Amendment.    This Agreement may not be amended except by an instrument in writing signed on behalf of both parties.

        7.11.    Extension; Waiver.    Either party to this Agreement may (a) extend the time for the performance of any of the obligations of the other party to this Agreement, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant to this Agreement by the other party and (c) waive compliance by the other party with any of the agreements or conditions contained herein or any breach thereof. Any agreement on the part of either party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.

        7.12.    Legal Fees; Costs.    If either party to this Agreement institutes any action or proceeding, whether before a court or arbitrator, to enforce any provision of this Agreement, the prevailing party therein will be entitled to receive from the other party reasonable attorneys' fees and costs incurred in such action or proceeding, whether or not such action or proceeding is prosecuted to judgment.

        7.13.    Force Majeure.    Provider will not be liable to the Company with respect to any nonperformance or delay in performance of its obligations under this Agreement to the extent such failure or delay is due to any action by any third party beyond Provider's reasonable control or any other cause beyond Provider's reasonable control. Provider agrees that it will use all commercially reasonably efforts to continue to perform its obligations under this Agreement, to resume performance of its obligations under this Agreement and to minimize any delay in performance of its obligations under this Agreement notwithstanding the occurrence of any such event beyond Provider's reasonable control.

        7.14.    Specific Performance.    If either party threatens to take or takes any action in violation of this Agreement, the other party may apply to any court of competent jurisdiction for an injunctive order prohibiting such action. Either party may institute and maintain any action or proceeding against the other party to compel the specific performance of this Agreement. The party against which such action or proceeding is brought hereby irrevocably waives the claim or defense that an adequate remedy at law exists, and such party will not urge in any such action or proceeding the claim or defense that an adequate remedy at law exists.

        7.15.    Arbitration.    Except as provided in Section 7.14, all disputes arising under this Agreement that are not settled by agreement of the parties will be submitted to binding arbitration under the then-existing Commercial Arbitration Rules of the American Arbitration Association. Arbitration proceedings will be held in Denver, Colorado, or such other location as is agreed to by the parties. The parties to the arbitration may agree on an arbitrator; otherwise, there will be a panel of three arbitrators, one named in writing by each party within 20 days after either party serves a notice of arbitration and the third arbitrator named by the two arbitrators named by the parties. No person who is financially interested in this Agreement or in either party may serve as an arbitrator. The costs of the arbitration and the fees of the arbitrator or arbitrators will be borne by the parties equally. The decision of the arbitrator or arbitrators will be final and conclusive and binding on both parties, and judgment thereon may be entered in any court of competent jurisdiction.

        7.16.    Confidentiality.

            (a)    Definition.    "Confidential Information" means any information marked, noticed, or treated as confidential by a party which such party holds in confidence, including all trade secret, technical, business, or other information, including customer or client information, however communicated or disclosed, relating to past, present and future research, development and business activities.

            (b)    Obligations.    Except with the prior consent of the disclosing party, each party will:

      (i)
      limit access to the Confidential Information to its employees, agents, representatives, and consultants who have a need-to-know;

      (ii)
      advise its employees, agents, representatives, and consultants having access to the Confidential Information of the proprietary nature thereof and of the obligations set forth in this Agreement; and

      (iii)
      safeguard the Confidential Information by using a reasonable degree of care to prevent disclosure of the Confidential Information to third parties, but not less than that degree of care used by that party in safeguarding its own similar information or material.

            (c)    Exceptions to Confidentiality.    A party's obligations respecting confidentiality under Section 7.16 will not apply to any of the Confidential Information of the other party that a party can demonstrate: (i) was, at the time of disclosure to it, in the public domain; (ii) after disclosure to it, is published or otherwise becomes part of the public domain through no fault of the recipient; (iii) was in the possession of the recipient at the time of disclosure to it without being subject to any obligation of confidentiality; (iv) was received after disclosure to it from a third party who, to its knowledge, had a lawful right to disclose such information to it; (v) was independently developed by the recipient without reference to the Confidential Information; (vi) was required to be disclosed to any regulatory body having jurisdiction over a party or any of their respective clients; or (vii) that disclosure is necessary by reason of legal, accounting, or regulatory requirements beyond the reasonable control of the recipient. In the case of any disclosure pursuant to clauses (vi) or (vii) of this paragraph (c), to the extent practical, the recipient will give prior notice to the disclosing party of the required disclosure and will use commercially reasonable efforts to obtain a protective order covering such disclosure.

            (d)    Survival.    The provisions of this Section 7.16 will survive the expiration or termination of this Agreement, regardless of the reason for such expiration or termination.

        This Agreement is executed by the parties as of the date first written above.

COMPANY:
LIBERTY MEDIA INTERNATIONAL, INC.
By:	/s/ ELIZABETH M. MARKOWSKI
Name:	Elizabeth M. Markowski
Title:	Senior Vice President
PROVIDER:
UNITEDGLOBALCOM, INC.
By:	/s/ ELLEN P. SPANGLER
Name:	Ellen P. Spangler
Title:	Senior Vice President

APPENDIX A
Definitions

        A.1    Defined Terms.    The following terms will have the following meanings for all purposes of this Agreement:

        "Affiliate" means, with respect to any Person, any other Person controlling, controlled by, or under common control with such Person, with "control" for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract, or otherwise.

        "Person" means any natural person, corporation, limited liability company, partnership, trust, unincorporated organization, association, governmental authority, or other entity.

        A.2    Other Definitions.    The following terms will have the meanings for all purposes of this Agreement set forth in the Section reference provided next to such term:

Definition	Section Reference
Agreement	Preamble
Allocable Company Share	2.2(i)
Allocated Employee Expenses	2.3
Bankruptcy Event	3.3
Bankruptcy Proceeding	3.3
Change in Control	3.3
Company	Preamble
Company Business	Recital A
Company Indemnitees	6.1
Company Percentage	2.2(f)
Confidential Information	7.16
Effective Date	Preamble
Ex-Pats	1.2(b)
Indemnitee	6.3(a)
Indemnitor	6.3(a)
Losses	6.1
LMINT	1.2
Non-Exclusive Employee	1.4
Provider	Preamble
Provider Indemnitees	6.2
Spin-Off	Recital A
Term	3.1
Transaction	3.3
UGC 401(k) Plan	1.2(a)(i)
U.S. Employees	1.2(a)

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SERVICES AGREEMENT
APPENDIX A Definitions